Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Macrosolve, Inc. of our report dated March 30, 2009, relating to our audits of the financial statements, included in and incorporated by reference in the Annual Report on Form 10-K of Macrosolve, Inc. for the year ended December 31, 2008.  Our report dated March 30, 2009, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ HoganTaylor LLP

Tulsa, Oklahoma
October 5, 2009